SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         June 18, 2007

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Public Service Company of Colorado (PSCo) Gas Rate Case Settlement

As previously disclosed, most recently in our Form 10-K for the year ended Dec. 31, 2006 and Form 10-Q for the quarter ended March 31, 2007, on Dec. 1, 2006, PSCo filed with the Colorado Public Utilities Commission (CPUC), a request to increase natural gas rates by $41.5 million, representing an overall increase of 2.96 percent. The request assumes a common equity ratio of 60.17 percent and a return on equity (ROE) of 11 percent. The jurisdictional rate base is approximately $1.1 billion. As part its request, PSCo proposed a partial decoupling mechanism, which would allow it to recover revenue shortfalls from residential customers resulting from the decline in use per customer, normalized for weather, subsequent to the historical test year used to determine the rate increase.

On April 6, 2007, the CPUC staff and the Colorado Office of Consumer Counsel (OCC) filed answer testimony to PSCo’s requested increase in revenue requirements. The CPUC staff recommended an overall revenue increase of $30.5 million, based on a 10 percent ROE and a 60.17 percent common equity ratio.

The OCC recommended an overall revenue decrease of $4.8 million, including an ROE of 9 percent, assuming a 60.17 percent common equity ratio.

On May 11, 2007, PSCo filed rebuttal testimony in which it reduced its requested ROE from 11 percent to 10.75 percent and responded to issues raised by the interveners.

On May 31, 2007, PSCo entered into a settlement agreement (the Settlement) with the CPUC staff, the OCC and Seminole Energy Services LLC. The Settlement provides for an overall revenue increase of approximately $32.3 million in annual revenues. It is based on a 10.25 percent return equity and a 60.17 percent equity ratio. The Settlement provides for the implementation of a partial decoupling mechanism under which PSCo will track, in a deferred account, changes in the residential use per customer from the test-year level and either collect or return the differences as applied to all residential customers through a partial decoupling rate adjustment rider.

On June 18, 2007, the CPUC voted to approve the Settlement subject to certain modifications. Although subject to a final written order to be issued within the next several days, the CPUC approved the full $32.3 million revenue increase provided under the Settlement, including the 10.25 percent rate of return on equity. The CPUC modified the partial decoupling mechanism under the Settlement to allow PSCo recovery of additional revenues in future years to compensate for the portion of the decline in weather normalized residential use per customer, that exceeds the first 1.3 percent in decline in use (to be reflective of 50 percent of the historic average decline in use).

Item 2.02 Results of Operations and Financial Condition

On June 26, 2007, Xcel Energy plans to discuss financial information at the Bank of America Conference.

See additional information in the presentation furnished as an exhibit in Item 9.01.

Item 9.01 Financial Statements and Exhibits

(c) Exhibit

Exhibit No.	Description
99.01	Bank of America Conference Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

June 25, 2007